Exhibit 21.1

Subsidiaries

Name	Jurisdiction	Ownership Percentage

Avalon Healthcare Systems Inc.	Delaware	100%

GenExosome Technologies Inc.	Nevada	60%

Avalon RT 9 Properties LLC	New Jersey	100%

Avactis Biosciences, Inc.	Nevada	100%

Avalon (Shanghai) Healthcare Technology Co., Ltd.	China	100%[1]

Beijing Jieteng (GenExosome) Biotech Co. Ltd.	China	60%[2]

Epicon Biosciences Co., Ltd.	China	40%[3]

[1]	Wholly-owned by Avalon Healthcare Systems Inc.
[2]	Wholly-owned by GenExosome Technologies Inc.
[3]	40% owned by Avalon (Shanghai) Healthcare Technology Co., Ltd.